Exhibit 21


Subsidiaries
The Significant subsidiaries of Sears, Roebuck and Co., the names under which such subsidiaries do business, and the states or countries in which each was organized, were as follows as January 3, 1998:

                                                         Place of
      Names                                              Organization

Consolidated Subsidiaries:
All American                                             Florida
Florida Builders                                         Florida
Maxserv Inc.                                             Delaware
Orchard Supply Hardware Corporation                      Delaware
Sears Canada Inc.                                        Canada
   Sears Acceptance Company Inc.                         Canada
Sears Logistics Services, Inc.                           Delaware
Sears National Bank                                      United States
Sears Overseas Finance N.V.                              Netherlands,
                                                          Antilles
SRFG, Inc.                                               Delaware
Sears Roebuck Acceptance Corp.                           Delaware
Sears, Roebuck de Puerto Rico, Inc.                      Delaware
Sears Wishbook, Inc.                                     Delaware
Western Auto Supply Company                              Delaware
   Tire America Inc.                                     Delaware
   NTW  Incorporated                                     Delaware

87 other companies                                       Various

        The Company owns 20% to 50% if the outstanding voting securities of 31 companies which are accounted for on an equity method.

        The Company has investments in a number of other corporations representing substantial percentages (but not more than 20 percent ) of their outstanding capital stock. The Company disclaims control of any such companies.